EXHIBIT 99.1

Summit Midstream Corporation 910 Louisiana Street, Suite 4200 Houston, TX 77002

Summit Midstream Corporation Reports Fourth Quarter and Full-Year 2024
Financial and Operating Results & Provides Full-Year 2025 Guidance
Houston, Texas (March 10, 2025) – Summit Midstream Corporation (NYSE: SMC) (“Summit”, “SMC” or the “Company”) announced today its financial and operating results for fourth quarter and full-year 2024 and provided full-year 2025 financial guidance.
Highlights
•Fourth quarter 2024 net loss of $24.8 million, adjusted EBITDA of $46.2 million, cash flow available for distributions ("Distributable Cash Flow" or “DCF”) of $22.1 million and free cash flow (“FCF”) of $6.6 million
•Reduced total leverage to 3.9x1 at year-end 2024
•Successfully closed value- and credit-accretive acquisition of Tall Oak Midstream III
•Connected 23 wells during the fourth quarter, resulting in 156 wells connected in 2024
•Active customer base with over 100 DUCs behind our systems and 125 to 185 wells expected in 2025
•Closed the value- and credit-accretive bolt on acquisition of Moonrise Midstream in the DJ Basin on March 10, 2025
•Reinstated cash dividend on the Series A Preferred Stock beginning March 15, 2025
•Provided 2025 full-year financial guidance range2 of $245 million to $280 million in adjusted EBITDA and total capital expenditures of $65 million to $75 million
Management Commentary
Heath Deneke, President, Chief Executive Officer and Chairman, commented, “2024 was an eventful and pivotal year for Summit. We executed on several key strategic milestones, including the sale of our Northeast business that accelerated de-levering and created additional financial flexibility with the refinancing of an upsized $500 million credit facility and new Second Lien Secured notes. With the support of our unitholders, we then successfully converted the Company from an MLP to a Corporation which expanded our investor base and significantly increased our trading liquidity. In December, we closed on the value- and credit-accretive acquisition of Tall Oak Midstream in the Arkoma, which increased the company’s natural gas exposure in a supply basin that is very well positioned to help meet growing Gulf Coast natural gas demand. The transaction also further enhanced the balance sheet and helped drive leverage down to 3.9x as of year-end 2024. Our operational and financial results in 2024 remained in line with expectations, driven by steady well connections, active producer engagement, and continued optimization of our asset base. As we look ahead to 2025, Summit is well positioned to continue to execute on its corporate strategy with a strong balance sheet and ample liquidity to continue advancing our growth initiatives and maximizing value for our shareholders. The recently announced bolt-on acquisition of the Moonrise gathering and processing system in the DJ Basin is another example of Summit executing on its strategy to consolidate synergistic and high free cash flow generating assets around our operating footprint. The Moonrise transaction is both value- and credit- accretive and importantly expands our operational capacity and flexibility to help meet the volumetric growth we are expecting in the coming years from our existing customer base in the DJ Basin. At the mid-point of our 2025 financial guidance range we expect to generate over $260 million in adjusted EBITDA which translates to more than $100 million of levered free cash flow, after growth and maintenance capital expenditures, that we plan to utilize to continue to de-lever the balance sheet towards our long term 3.5x leverage target. Additionally, we approved paying the quarterly Series A corporate preferred dividend in cash beginning on March
1 As of 12/31/2024, pro forma to the Tall Oak Midstream III transaction & the $250 million Second Lien add-on executed in Jan-2025. Excludes the potential earnout liability in connection with the Tall Oak Acquisition.
2 SMC’s 2025 full-year guidance includes expected financial results associated with the Moonrise acquisition.

EXHIBIT 99.1
15, 2025, a necessary first step as we continue to work towards our plans to resume a common stock dividend for our shareholders in the future.”
Fourth Quarter 2024 Business Highlights
SMC's average daily natural gas throughput on its wholly owned operated systems increased 10.5% to 737 MMcf/d, while liquids volumes declined 2.9% to 68 Mbbl/d, relative to the third quarter of 2024. Double E pipeline transported average 613 MMcf/d and contributed $7.8 million in adjusted EBITDA, net to SMC, for the fourth quarter of 2024.
Natural gas price-driven segments:
•Natural gas price-driven segments generated $24.6 million in combined segment adjusted EBITDA, a 22.5% increase relative to the third quarter and combined capital expenditures of $0.7 million in the fourth quarter of 2024.
•Mid-Con segment adjusted EBITDA totaled $12.8 million, an increase of $5.6 million relative to the third quarter of 2024, primarily due the acquisition of Tall Oak Midstream III that closed in December 2024 and an increase in volume throughput. Volume throughput on the system increased by 29% primarily due to incremental volume throughput from the Tall Oak assets, 27 new well connections in 2024 from our anchor customer in the Barnett, and the resumption of production that was temporarily shut-in in the Barnett. Currently, that Barnett customer has resumed flowing all its previously shut-in volume to-date in 2025. There are currently two rigs running, including one in the Barnett and one in the Arkoma, with 15 DUCs behind the system.
•Piceance segment adjusted EBITDA totaled $11.8 million, a decrease of $1.0 million from the third quarter of 2024, primarily due to a 2.5% decrease in volume throughput, an increase in operating expenses and no new wells connected to the system during the quarter.
Oil price-driven segments:
•Oil price-driven segments generated $31.0 million of combined segment adjusted EBITDA, representing a 6.9% decrease relative to the third quarter of 2024, and had combined capital expenditures of $14.9 million.
•Rockies segment adjusted EBITDA totaled $23.2 million, a decrease of $1.6 million relative to the third quarter of 2024, primarily due to a 2.9% decrease in liquids volume throughput and lower freshwater sales, partially offset by a 2.3% increase in natural gas volume throughput. There were 23 new wells connected during the quarter, including six in the DJ Basin and 17 in the Williston Basin, all of which came online in December 2024, resulting in limited contribution to volume or adjusted EBITDA during the fourth quarter. There are currently three rigs running and approximately 98 DUCs behind the systems.
•Permian segment adjusted EBITDA totaled $7.8 million, a decrease of $0.7 million from the third quarter of 2024, primarily due to a 7.2% decrease in volumes shipped on the Double E Pipeline leading to a decrease in proportionate adjusted EBITDA from our Double E joint venture.

EXHIBIT 99.1
The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Average daily throughput (MMcf/d):
Northeast (1)	—	794	202	692
Rockies	131	126	128	113
Piceance	277	317	291	304
Mid-Con	329	182	241	183
Aggregate average daily throughput	737	1,419	862	1,292

Average daily throughput (Mbbl/d):
Rockies	68	81	72	78
Aggregate average daily throughput	68	81	72	78

Ohio Gathering average daily throughput (MMcf/d) (2)	—	826	212	779

Double E average daily throughput (MMcf/d) (3)	613	386	573	305
__________
(1)Exclusive of Ohio Gathering due to equity method accounting.
(2)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(3)Gross basis, represents 100% of volume throughput for Double E.
The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(In thousands)		(In thousands)
Reportable segment adjusted EBITDA (1):
Northeast (2)	$—	$28,443	$30,634	$94,249
Rockies	23,245	22,404	93,827	87,390
Permian (3)	7,793	7,924	31,227	24,207
Piceance	11,792	16,109	52,704	59,749
Mid-Con	12,847	5,791	30,645	26,171
Total	$55,677	$80,671	$239,037	$291,766
Less: Corporate and Other (4)	9,498	5,655	34,413	24,922
Adjusted EBITDA (5)	$46,179	$75,016	$204,624	$266,844
__________
(1)Segment adjusted EBITDA is a non-GAAP financial measure. We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income (excluding interest income), (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to minimum volume commitments ("MVC") shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2)Includes our proportional share of adjusted EBITDA for Ohio Gathering. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest during the respective period.
(3)Includes our proportional share of adjusted EBITDA for Double E. We define proportional adjusted EBITDA for our equity method investees as the product of total revenues less total expenses, excluding impairments and other noncash income or expense items; multiplied by our ownership interest during the respective period.

EXHIBIT 99.1
(4)Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items and transaction costs.
(5)Adjusted EBITDA is a non-GAAP financial measure.
Capital Expenditures
Capital expenditures totaled $15.8 million in the fourth quarter of 2024, inclusive of maintenance capital expenditures of $4.3 million. Capital expenditures in the fourth quarter of 2024 were primarily related to pad connections and the previously announced optimization project in the Rockies segment.

	Year Ended December 31,
	2024	2023
	(In thousands)
Cash paid for capital expenditures (1):
Northeast	$2,980	$4,695
Rockies	44,092	54,969
Permian	—	—
Piceance	2,361	4,544
Mid-Con	1,312	186
Total reportable segment capital expenditures	$50,745	$64,394
Corporate and Other	2,866	4,511
Total cash paid for capital expenditures	$53,611	$68,905
__________
(1)Excludes cash paid for capital expenditures by Ohio Gathering and Double E due to equity method accounting.
2025 Guidance
SMC is releasing guidance for 2025, which is summarized in the table below. These projections are subject to risks and uncertainties as described in the "Forward-Looking Statements" section at the end of this release. These projections are also inclusive of a partial year contribution from Moonrise Midstream that closed on March 10, 2025.
Our guidance range is anchored by recent drilling and completion schedules provided by our customers and is reflective of the current commodity price environment. We have taken a consistent approach to our 2025 guidance range that we did with our 2024 guidance range. If our producer customers hit their production targets and timing of planned well connects, we would expect to be near the high end of our 2025 guidance range. The midpoint of our guidance range reflects a conservative, yet appropriate, level of risking to the most recent drill schedules and volume forecasts provided by our customers. The low end of our guidance range reflects additional delays to customer drilling and completion schedules and planned well connects.
We expect approximately 125 to 185 well connections in 2025. Of the expected well connections in 2025, approximately 25% are natural gas-oriented wells and approximately 75% are crude oil-oriented wells. Customers are currently running five rigs behind our systems, with more than 100 DUCs, providing line of sight to the 2025 estimated well connections and associated volume growth.
We expect our natural gas gathering system throughput to range from 900 MMcf/d to 965 MMcf/d. Double E existing take-or-pay contracts of 1,020 MMcf/d will contractually increase to 1,090 MMcf/d beginning in May 2024. Liquids volumes are expected to range from 65 Mbbl/d to 75 Mbbl/d.
The midpoint of our guidance range assumes strip commodity prices as of February 6, 2025 and the high- and low-end sensitizes those prices by plus and minus 10%, respectively.
Adjusted EBITDA is expected to range from $245 million to $280 million. Our 2025 capital expenditure guidance of $65 million to $75 million, excluding Double E, includes capital reimbursements related to specific development projects with certain customers. Our full year 2025 growth capex guidance range is primarily related to new pad connections in the Rockies and Mid-Con segments and integration capital related to the acquisition of Tall Oak Midstream and Moonrise Midstream. Included in this range is approximately $15 million to $20 million of maintenance capex. Double E capital expenditures for 2025 are expected to be approximately $5 million, net to SMC, primarily related to a new plant connection. Summit's capital efficient operations are expected to generate a significant amount of free cash flow in 2025 resulting in further debt reduction and improved financial metrics.

EXHIBIT 99.1

($ in millions)	2025 Guidance Range
	Low	High
Well Connections
Piceance	—	—
Mid-Con	30	45
Rockies	95	140
Total	125	185

Natural Gas Throughput (MMcf/d)
Piceance	245	255
Mid-Con	510	550
Rockies	145	160
Total	900	965

Rockies Liquids Throughput (Mbbl/d)	65	75
Double E Natural Gas Throughput (MMcf/d, gross)	700	700

Adjusted EBITDA
Piceance	$40	$40
Mid-Con	105	115
Permian	35	35
Rockies	100	125
Unallocated G&A, Other	(35)	(35)
Total	$245	$280

Capital Expenditures
Growth	$50	$55
Maintenance	15	20
Total	$65	$75

Investment in Double E equity method investee	$5	$5
Capital & Liquidity
As of December 31, 2024, SMC had $22.8 million in unrestricted cash on hand and $305 million drawn under its $500 million ABL Revolver with $194.2 million of borrowing availability, after accounting for $0.8 million of issued, but undrawn letters of credit. Subsequent to quarter end, SMC executed a $250 million add-on to its existing 8.625% Senior Secured Second Lien Notes due 2029 at 103.375% of par, with proceeds used to repay a portion of the outstanding borrowings under the ABL Revolver. After giving effect to the transaction, SMC had $55.0 million drawn under its $500 million ABL Revolver with $444.2 million of borrowing availability, after accounting for $0.8 million of issued, but undrawn letters of credit. As of December 31, 2024, SMC’s gross availability based on the borrowing base calculation in the credit agreement was $532 million, which is $32 million greater than the $500 million of lender commitments to the ABL Revolver. As of December 31, 2024 and including the pro forma impacts of the additional 2029 Secured Notes and Moonrise acquisition, SMC was in compliance with all financial covenants, including interest coverage of 2.8x relative to a minimum interest coverage covenant of 2.0x and first lien leverage ratio of 0.4x relative to a maximum first lien leverage ratio of 2.5x. As of December 31, 2024, SMC reported a total leverage ratio of approximately 3.9x, excluding the potential earnout liability in connection with the Tall Oak Acquisition.
As of December 31, 2024, the Permian Transmission Credit Facility balance was $129.3 million, a reduction of $4.0 million relative to the September 30, 2024 balance of $133.3 million due to scheduled mandatory amortization. Summit Midstream Permian has $2.5 million of cash-on-hand as of December 31, 2024. The Permian Transmission Term Loan remains non-recourse to SMC.

EXHIBIT 99.1
MVC Shortfall Payments
SMC billed its customers $5.4 million in the fourth quarter of 2024 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the fourth quarter of 2024, SMC recognized $5.4 million of gathering revenue associated with MVC shortfall payments. SMC had no adjustments to MVC shortfall payments in the fourth quarter of 2024. SMC’s MVC shortfall payment mechanisms contributed $5.4 million of total adjusted EBITDA in the fourth quarter of 2024.

	Three Months Ended December 31, 2024
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$458	$458	$—	$458
Piceance	4,985	4,985	—	4,985
Northeast	—	—	—	—
Mid-Con	—	—	—	—
Total MVC shortfall payment adjustments	$5,443	$5,443	$—	$5,443

Total (1)	$5,443	$5,443	$—	$5,443
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.

	Year Ended December 31, 2024
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$2,085	$2,085	$(529)	$1,556
Piceance	19,707	19,707	—	$19,707
Northeast	2,288	2,288	—	$2,288
Mid-Con	40	40	—	$40
Total MVC shortfall payment adjustments	$24,120	$24,120	$(529)	$23,591

Total (1)	$24,120	$24,120	$(529)	$23,591
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.

EXHIBIT 99.1
Quarterly Dividend
The board of directors of Summit Midstream Corporation continued to suspend cash dividends payable on its common stock for the period ended December 31, 2024. The board of directors of Summit Midstream Corporation reinstated cash dividends on its Series A fixed-to-floating rate cumulative redeemable perpetual preferred shares (the "Series A Preferred Stock") for the period ended March 14, 2025. The dividend will be paid on March 15, 2025. All unpaid dividends on the Series A Preferred Stock from prior periods remain accrued.
Fourth Quarter 2024 Earnings Call Information
SMC will host a conference call at 10:00 a.m. Eastern on March 11, 2025, to discuss its quarterly operating and financial results. The call can be accessed via teleconference at: Q4 2024 Summit Midstream Corporation Earnings Conference Call (https://register.vevent.com/register/BIfa121c1b47dd422fac9efd7259adedf7). Once registration is completed, participants will receive a dial-in number along with a personalized PIN to access the call. While not required, it is recommended that participants join 10 minutes prior to the event start. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMC's website at www.summitmidstream.com.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA, segment adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow, non-GAAP financial measures.
Adjusted EBITDA
We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.
Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure to assess:
•the ability of our assets to generate cash sufficient to make future potential cash dividends and support our indebtedness;
•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of MVC shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:

EXHIBIT 99.1
•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.
We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.
Distributable Cash Flow
We define Distributable Cash Flow as adjusted EBITDA, as defined above, less cash interest paid, cash paid for taxes, net interest expense accrued and paid on the senior notes, and maintenance capital expenditures.
Free Cash Flow
We define free cash flow as distributable cash flow attributable to common and preferred shareholders less growth capital expenditures, less investments in equity method investees, less dividends to common and preferred shareholders. Free cash flow excludes proceeds from asset sales and cash consideration paid for acquisitions.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
About Summit Midstream Corporation
SMC is a value-driven corporation focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMC provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in five unconventional resource basins: (i) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (ii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Arkoma Basin, which includes the Woodford and Caney shale formations in Oklahoma; and (v) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMC has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMC is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would" and "could," including, but not limited to, statements regarding the Issuer's plans to issue the Additional Notes, the expected timing of the closing of the Offering, the intended use of the net proceeds therefrom and other aspects of the Offering and the Additional Notes. In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by SMC or its subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause SMC's actual results in future

EXHIBIT 99.1
periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMC is contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024, which the Company filed with the Securities and Exchange Commission (the "SEC") on November 12, 2024, as amended and updated from time to time, including by the Company's Current Report on Form 8-K filed with the SEC on January 7, 2025. Any forward-looking statements in this press release are made as of the date of this press release and SMC undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
	(In thousands)
ASSETS
Cash and cash equivalents	$22,822	$14,044
Restricted cash	2,377	2,601
Accounts receivable	77,058	76,275
Other current assets	16,014	5,502
Total current assets	118,271	98,422
Property, plant and equipment, net	1,785,029	1,698,585
Intangible assets, net	154,279	175,592
Investment in equity method investees	269,561	486,434
Other noncurrent assets	32,344	35,165
TOTAL ASSETS	$2,359,484	$2,494,198

LIABILITIES AND CAPITAL
Trade accounts payable	$25,162	$22,714
Accrued expenses	38,176	32,377
Deferred revenue	9,595	10,196
Ad valorem taxes payable	9,544	8,543
Accrued compensation and employee benefits	11,222	6,815
Accrued interest	21,711	19,298
Accrued environmental remediation	1,430	1,483
Accrued settlement payable	6,667	6,667
Current portion of long-term debt	16,580	15,524
Other current liabilities	34,714	10,395
Total current liabilities	174,801	134,012
Deferred tax liabilities	63,326	1,425
Long-term debt, net	976,995	1,455,166
Noncurrent deferred revenue	25,373	30,085
Noncurrent accrued environmental remediation	768	1,454
Other noncurrent liabilities	20,150	28,841
TOTAL LIABILITIES	1,261,413	1,650,983
Commitments and contingencies

Mezzanine Equity
Subsidiary Series A Preferred Units	132,946	124,652
Equity
Series A Preferred Units	—	96,893
Common limited partner capital	—	621,670
Series A Preferred Shares	110,230	—
Common Stock, $0.01 par value	106	—
Class B Common Stock, $0.01 par value	75	—
Additional paid-in capital	540,714	—
Accumulated deficit	(183,333)	—
Total Company stockholders' equity	467,792	718,563
Noncontrolling interest	497,333	—
Total Equity	965,125	718,563
TOTAL LIABILITIES AND CAPITAL	$2,359,484	$2,494,198

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(In thousands, except per-share amounts)
Revenues:
Gathering services and related fees	$49,633	$67,731	$200,844	$248,223
Natural gas, NGLs and condensate sales	49,733	48,889	195,027	179,254
Other revenues	7,652	10,698	33,748	31,426
Total revenues	107,018	127,318	429,619	458,903
Costs and expenses:
Cost of natural gas and NGLs	26,949	34,495	114,996	112,462
Operation and maintenance	28,043	25,450	100,968	100,741
General and administrative	14,194	10,238	55,562	42,135
Depreciation and amortization	25,323	32,030	100,647	122,764
Transaction costs	17,800	325	30,956	1,251
Acquisition integration costs	125	258	165	2,654
(Gain) loss on asset sales, net	—	(77)	1	(260)
Long-lived asset impairment	324	85	68,260	540
Total costs and expenses	112,758	102,804	471,555	382,287
Other income, net	1,404	118	4,188	865
Gain (loss) on interest rate swaps	3,191	(3,021)	4,127	1,830
Gain (loss) on sale of business	(151)	(2)	82,187	(47)
Gain on sale of equity method investment	—	—	126,261	—
Interest expense	(20,431)	(36,818)	(115,446)	(140,784)
Loss on early extinguishment of debt	(2,876)	(10,934)	(50,075)	(10,934)
Income from equity method investees	4,369	11,527	24,197	33,829
Income (loss) before income taxes	(20,234)	(14,616)	33,503	(38,625)
Income tax expense	(4,549)	(502)	(146,678)	(322)
Net loss	$(24,783)	$(15,118)	$(113,175)	$(38,947)

Net loss per share
Common stock – basic	$(2.40)	$(2.12)	$(12.78)	$(6.11)
Common stock – diluted	$(2.40)	$(2.12)	$(12.78)	$(6.11)

Weighted-average number of shares outstanding:
Common stock – basic	10,652	10,376	10,600	10,334
Common stock – diluted	10,652	10,376	10,600	10,334
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SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(In thousands)
Other financial data:
Net loss	$(24,783)	$(15,118)	$(113,175)	$(38,947)
Net cash provided by operating activities	21,647	16,147	61,771	126,906
Capital expenditures	15,750	19,042	53,611	68,905
Contributions to equity method investees	2,449	—	3,880	3,500
Adjusted EBITDA	46,179	75,016	204,624	266,844
Cash flow available for distributions (1)	22,143	37,817	88,652	125,603
Free Cash Flow	6,570	20,436	36,321	59,042
Distributions (2)	n/a	n/a	n/a	n/a

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	737	1,419	862	1,292
Aggregate average daily throughput – liquids (Mbbl/d)	68	81	72	78

Ohio Gathering average daily throughput (MMcf/d) (3)	—	826	212	779
Double E average daily throughput (MMcf/d) (4)	613	386	573	305
__________
(1)Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
(2)Represents dividends declared and ultimately paid or expected to be paid to preferred and common shareholders in respect of a given period. On May 3, 2020, the board of directors of SMLP's general partner announced an immediate suspension of the cash distributions payable on its preferred and common units. Excludes distributions paid on the Subsidiary Series A Preferred Units issued at Summit Permian Transmission Holdco, LLC. On February 28, 2025, the board of directors of Summit Midstream Corporation announced that the Board of Directors declared a quarterly cash dividend on its Series A Preferred Stock for the period ended March 14, 2025.
(3)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(4)Gross basis, represents 100% of volume throughput for Double E.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(In thousands)
Reconciliations of net income to adjusted EBITDA and Distributable Cash Flow:
Net loss	$(24,783)	$(15,118)	$(113,175)	$(38,947)
Add:
Interest expense	20,431	36,818	115,446	140,784
Income tax expense	4,549	502	146,678	322
Depreciation and amortization (1)	25,557	32,264	101,585	123,702
Proportional adjusted EBITDA for equity method investees (2)	6,936	18,415	42,038	61,070
Adjustments related to capital reimbursement activity (3)	(1,975)	(3,096)	(9,909)	(9,874)
Unit-based and noncash compensation	1,863	1,408	8,561	6,566
Loss on early extinguishment of debt	2,876	10,934	50,075	10,934
(Gain) loss on asset sales, net	—	(77)	1	(260)
Long-lived asset impairment	324	85	68,260	540
(Gain) loss on interest rate swaps	(3,191)	3,021	(4,127)	(1,830)
(Gain) loss on sale of business	151	2	(82,187)	47
Gain on sale of equity method investment	—	—	(126,261)	—
Other, net (4)	17,809	1,385	31,835	7,619
Less:
Income from equity method investees	4,369	11,527	24,197	33,829
Adjusted EBITDA	$46,178	$75,016	$204,623	$266,844
Less:
Cash interest paid	12,371	54,273	101,779	127,022
Cash paid for taxes	—	—	22	15
Senior notes interest adjustment (5)	7,410	(20,363)	2,497	1,847
Maintenance capital expenditures	4,254	3,289	11,673	12,357
Cash flow available for distributions (6)	$22,143	$37,817	$88,652	$125,603
Less:
Growth capital expenditures	11,496	15,753	41,938	56,548
Investment in equity method investee	2,449	—	3,880	3,500
Distributions on Subsidiary Series A Preferred Units	1,628	1,628	6,513	6,513
Free Cash Flow	$6,570	$20,436	$36,321	$59,042
_________
(1)Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2)Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.
(3)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.
(4)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the year ended December 31, 2024, the amount includes $35.4 million in transaction costs and $4.6 million of interest income. For the year ended December 31, 2023, the amount includes the amount includes $3.8 million in transaction costs, $2.6 million of acquisition integration costs, and $1.6 million of severance expenses.
(5)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 Notes was paid in cash semi-annually in arrears on April 15 and October 15. Interest on the 2026 Secured Notes and the 12.00% Senior Notes due 2026 (the “2026 Unsecured Notes”) was paid in cash semi-annually in arrears on April 15 and October 15. Interest on the 2029 Secured Notes is paid semi-annually in arrears on each February 15 and August 15.
(6)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Year Ended December 31,
	2024	2023
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:

Net cash provided by operating activities	$61,771	$126,906
Add:
Interest expense, excluding amortization of debt issuance costs	104,007	128,099
Income tax benefit, excluding federal income taxes	(155)	322
Changes in operating assets and liabilities	17,959	19,692
Proportional adjusted EBITDA for equity method investees (1)	42,038	61,070
Adjustments related to capital reimbursement activity (2)	(9,909)	(9,874)
Realized gain on swaps	(5,041)	(5,149)
Other, net (3)	31,801	7,123
Less:
Distributions from equity method investees	36,190	57,572
Noncash lease expense	1,658	3,773
Adjusted EBITDA	$204,623	$266,844
Less:
Cash interest paid	101,779	127,022
Cash paid for taxes	22	15
Senior notes interest adjustment (4)	2,497	1,847
Maintenance capital expenditures	11,673	12,357
Cash flow available for distributions (5)	$88,652	$125,603
Less:
Growth capital expenditures	41,938	56,548
Investment in equity method investee	3,880	3,500
Distributions on Subsidiary Series A Preferred Units	6,513	6,513
Free Cash Flow	$36,321	$59,042
__________
(1)Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.
(2)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.
(3)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the year ended December 31, 2024, the amount includes $35.4 million in transaction costs and $4.6 million of interest income. For the year ended December 31, 2023, the amount includes the amount includes $3.8 million in transaction costs, $2.6 million of acquisition integration costs, and $1.6 million of severance expenses.
(4)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025. Interest on the 2026 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in October 2026.
(5)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

Contact: 832-413-4770, ir@summitmidstream.com
SOURCE: Summit Midstream Corporation